Exhibit 10.116

THIRD MODIFICATION AND RENEWAL OF LEASE

AGREEMENT (hereafter “this Agreement”) made as of the      day of December, 2006 (the “Effective Date”) between BEEKMAN TENANTS CORPORATION, a New York corporation having an address at 575 Park Avenue, New York, New York 10021 (hereinafter referred to as “Landlord”) and ATLANTIC & PACIFIC GRILL ASSOCIATES, L.L.C., a New York limited liability company having an address c/o The Smith & Wollensky Restaurant Group, Inc., 880 Third Avenue, New York, New York 10022 (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and White & Witkowsky, Inc. (“W&W”) entered into a lease dated November 1, 1991 (the “Original Lease”) of a portion of the ground floor and basement space in the building (the “Building”) located at 575 Park Avenue, New York, New York as more particularly described in the Lease (the “Demised Premises”); and

WHEREAS, W&W assigned its interest in the Lease to Atlantic & Pacific Grill Associates, L.P. (“A&P”) pursuant to an Assignment and Assumption of Lease dated September 9, 1992;

WHEREAS, A&P, on January 12, 1996 in accordance with the provisions of Section 1006 of the New York Limited Liability Company Law, converted from a limited partnership to Tenant;

WHEREAS, (i) as of December 3, 2001, Landlord and Tenant entered into a Modification of Lease (the “First Modification”) which modified the Original Lease as more particularly described therein and (ii) as of September 30, 2006, Landlord and Tenant entered into an Extension of Lease (the “Extension”) which extended the term of the Original Lease to January 8, 2007 (the Original Lease, as modified by the First Modification and extended by the Extension, hereinafter the “Lease”); and

WHEREAS, in connection with Tenant’s right to exercise its renewal option as set forth in Article 87 of the Lease, Landlord and Tenant desire to extend the term of the Lease and modify and amend certain terms and provisions of the Lease in the manner hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby conclusively acknowledged, Landlord and Tenant hereby agree as follows:

1.                                       Effective as of the Effective Date, the Lease is amended as follows:

(a)                                  The term of the Lease is hereby extended for ten (10) years and seven (7) days commencing on January 8, 2007 through and including January 15, 2017 (the “Extended Term”), upon all of the same terms, covenants and conditions set forth in the Lease, as hereby amended, except that: (i) the Fixed Rent shall be as follows:

Period (Dates Inclusive)	Fixed Annual Rent	Monthly Installment

January 9, 2007 – December 31, 2007	$500,000.00	$41,666.66
January 1, 2008 – December 31, 2008	$510,000.00	$42,500.00
January 1, 2009 – December 31, 2009	$520,200.00	$43,350.00
January 1, 2010 – December 31, 2010	$530,604.00	$44,217.00
January 1, 2011 – December 31, 2011	$541,216.08	$45,101.34
January 1, 2012 – December 31, 2012	$552,040.40	$46,003.37
January 1, 2013 – December 31, 2013	$563,081.21	$46,923.43
January 1, 2014 – December 31, 2014	$574,342.83	$47,861.90
January 1, 2015 – December 31, 2015	$585,829.69	$48,819.14
January 1, 2016 – December 31, 2016	$597,546.28	$49,795.52
January 1, 2017 – January 15, 2017	$597,546.28	$49,795.52

(ii) the Expiration Date shall be deemed to be January 15, 2017 (the “Expiration Date”), unless sooner terminated in accordance with the provisions of the Lease; (iii) the first sentence of Article 63 (Real Estate Taxes) of the Lease stating: “the amount of such real estate taxes for the fiscal year commencing July 1, 1991 and ending June 30, 1992”, shall be deleted and replaced with the following language:  “the amount of such real estate taxes for the calendar year 2007”; and (iv) Article 87 (Renewal Option) of the Lease shall be deemed deleted in its entirety and be of no further force or effect so that the Tenant shall have no further option to renew or extend the Lease or the term thereof.

(b)                                 At any time after July 15, 2009, Landlord and Tenant shall each have the right to terminate this Lease prior to the Expiration Date by giving not less than six (6) months’ and not more than nine (9) months’ prior written notice to the other party of the exercise of its right to so terminate, stating the date (the “Accelerated Termination Date”) upon which the Extended Term of this Lease shall then terminate, provided however, in no event shall the Accelerated Termination Date be a date that occurs between November 15th and January 15th.  Provided such notice is delivered in compliance with the provisions of this paragraph 1(b), this Lease shall terminate as of 11:59 p.m. on the Accelerated Termination Date as if it were the Expiration Date as set forth herein.

(c)                                  Article 13 of the Lease shall be revised to permit Landlord access to the Demised Premises, during non-holiday business days before 11:00 a.m., for the purpose of showing the same to prospective tenants throughout the Extended Term of the Lease, upon reasonable notice to Tenant, provided that such access does not otherwise unreasonably interfere with Tenant’s use or conduct of business in the Demised Premises.

2.                                       As a material consideration and inducement to Landlord to enter into this Agreement, Tenant has agreed to spend at least Three Hundred Thousand ($300,000) Dollars to refurbish, repair or otherwise make improvements to the Demised Premises by September 30, 2007, in compliance with the applicable terms and provisions of the Lease, including, without limitation, Articles 3 and 50 (the “New Alterations”).  Tenant shall produce paid bills and other proofs of payment reasonably satisfactory to Landlord to establish such expenditures by October 15, 2007.  To the extent such expenditures are not made by September 30, 2007, the portion of said funds not spent or contractually committed to items on which delivery is delayed, shall be payable to Landlord as additional rent hereunder in twelve (12) equal monthly installments commencing on December 1, 2007 and thereafter on the first day of the next eleven (11) months.  Such payments shall be deemed additional rent.  Tenant shall, within thirty (30) days after written demand from Landlord, reimburse Landlord for all reasonable fees, costs and expenses (including architects’ and engineers’ fees) if any, reasonably incurred by Landlord in connection with the New Alterations, provided that Tenant shall not be obligated to reimburse Landlord for any such amounts which are in excess of $2,000 in the aggregate.  Tenant hereby agrees, at its sole cost and expense, upon the Expiration Date (or earlier termination of the Lease), to remove all of the kitchen equipment and kitchen fixtures installed by Tenant as part of the New Alterations.

3.                                       Landlord hereby acknowledges delivery of (a) an original executed ratification and confirmation of the Guaranty by The Smith & Wollensky Restaurant Group, Inc. (the “Ratification”) in the form of Exhibit A annexed hereto and made a part hereof, and (b) an original amendment to the Letter of Credit No. 3330001230 (the “Letter of Credit”) issued by North Fork Bank (the “Bank”).  The Letter of Credit shall (i) have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall provide that it shall be automatically renewed from year to year until February 28, 2017, (ii) be maintained by Tenant in effect at all times during the Extended Term by the Bank or another major banking institution reasonably approved by Landlord, provided that such bank has its principal place of business or its duly licensed branch in the City and County of New York at which the letter of credit may be presented for payment (an “Approved Bank”) and (iii) otherwise be in compliance with the applicable terms of the Lease.  Promptly upon Landlord’s receipt of a notice of non-renewal from the Bank, if any, Landlord shall provide written notice thereof to Tenant and Tenant shall have the right to procure a substitute letter of credit from another Approved Bank which complies with the terms of the Lease within twenty (20) days prior to the expiration date of the Letter of Credit.  Landlord shall have the right to draw down upon the Letter of Credit upon Tenant’s failure to deliver such substitute letter of credit as required herein.  The Letter of Credit shall be returned to Tenant upon the date which is twenty (20) days following the earlier to occur of (i) the Expiration Date, (ii) Accelerated Termination Date, or (iii) earlier termination of this Lease, provided that Tenant has complied with the terms and conditions of this Lease.

4.                                       Simultaneously with the execution of this Agreement, Landlord and Tenant have entered into a contract of sale (the “Townhouse Contract”) whereby Tenant has agreed to convey to Landlord, and Landlord has agreed to purchase the proprietary lease for and 188 shares of Beekman Tenants Corporation appurtenant to the space known as the Park Avenue Café Townhouse (the “Townhouse Space”), for a purchase price of $850,000.  Landlord and Tenant hereby agree that simultaneously with the closing as contemplated in the Townhouse Contract, Landlord and Tenant shall enter into an amendment of the Lease (the “Townhouse Lease Amendment”) in the form attached as Exhibit B.

5.                                       Notwithstanding anything contained in Section 48 to the contrary, Sections 48(b) and 48(e) of the Lease shall not apply to a transfer or assignment of the Lease to (a) any person, firm or entity in connection with the acquisition by said person, firm or entity or an Affiliate (as defined herein) thereof, of all or substantially all of the assets or stock of The

Smith & Wollensky Restaurant Group, Inc. in a single transaction or a series of related transactions, provided that Alan N. Stillman or Michael Stillman continue to manage the day-to-day operations at the Demised Premises after such acquisition and throughout the Extended Term of the Lease or (b) any of the following individuals or to any Affiliate of or a firm or entity controlled (as defined herein) by either Alan N. Stillman or Michael Stillman.  As used in this paragraph 5, the term “Affiliate” means a proprietorship, corporation, partnership, unincorporated association or other person or entity “controlling”, “controlled” by or under common “control” with such Tenant entity.  The words “controlling”, “controlled” and “control” shall have the meanings given them under the Securities Exchange Act of 1934, as amended.

6.                                       Any notice, demand or communication which, under the terms of this Lease or under any statute or municipal regulation must or may be given or made by the parties hereto, shall be in writing and given or made by (i) hand delivery, (ii) mailing the same by registered or certified mail, return receipt requested, or (iii) by nationally recognized overnight courier service (e.g., Federal Express) addressed to the party for whom intended at its address as set forth in this Agreement.  A copy of all notices to Landlord shall be sent in like manner to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attention: Richard Siegler, Esq., and a copy of all notices to Tenant shall be sent in like manner to Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, 10th Floor, New York, New York 10022, Attention: Thomas J. Malmud, Esq.  Either party, however, may designate such new or other address to which such notices, demands or communications thereafter shall be given, made or mailed by notice given in the manner prescribed herein.  Any such notice, demand or communication shall be deemed given or served, as the case may be, (i) when delivered by hand, (ii) three (3) business days after the date of the mailing, or (iii) one (1) business day after the delivery to such overnight courier service for next business day delivery.

7.                                       Landlord and Tenant represent and warrant to the other that it has dealt with no broker in connection with this Agreement other than Douglas Elliman, LLC and Landlord and Tenant hereby agree to indemnify and hold the other party harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by such party by reason of any claim of or liability to any broker, finder or like agent (other than Douglas Elliman, LLC), who shall claim to have dealt with such party in connection with this Agreement.  Landlord shall pay any commission due Douglas Elliman, LLC in connection with this Agreement pursuant to the terms of a separate agreement between Landlord and Douglas Elliman LLC.

8.                                       As expressly modified or amended by this Agreement, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed.  All terms not otherwise defined herein shall have the meanings respectively ascribed to them in the Lease.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the date first above written.

BEEKMAN TENANTS CORPORATION

By:	/s/ MICHAEL CRAMES
Michael Crames, President

ATLANTIC & PACIFIC GRILL ASSOCIATES, L.L.C.
By:	The Smith & Wollensky Restaurant Group, Inc.,
its sole member
By:	/s/ EUGENE ZURIFF

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EXHIBIT A

Ratification and Confirmation of Guaranty

RATIFICATION AND CONFIRMATION OF GUARANTY dated as of December      , 2006 between THE SMITH & WOLLENSKY RESTAURANT GROUP, INC., a Delaware corporate having an address at 1114 First Avenue, New York, New York 10021 (“Guarantor”) and BEEKMAN TENANTS CORPORATION, a New York corporation having an office at 575 Park Avenue, New York, New York 10021 (“Landlord”), ratifying and confirming that certain Guaranty dated as of December 3, 2001 (as the same has been and may from time to time hereafter be amended, modified and confirmed, the “Guaranty”) by Guarantor in favor of Landlord (a copy of which is attached).

1.                                      The Guarantor hereby acknowledges receipt of a copy of the Modification of Lease (the “Amendment”) dated as of even date herewith with respect to the Lease (as defined in the Guaranty).

2.                                      The Guarantor hereby ratifies, confirms and agrees that the Guaranty remains in full force and effect notwithstanding the Amendment and is extended to guarantee the obligations of Atlantic & Pacific Grill Associates, L.L.C. pursuant to the Lease, as amended by the Amendment, with the same force and effect as though the terms contained in the Amendment had originally been included in the Lease.

IN WITNESS WHEREOF, the undersigned have executed this Confirmation of Guaranty as of the date first written above.

GUARANTOR:	THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

By:
Name:
Title: